AMENDMENT TO THE
ALPHARMA INC. 1997 INCENTIVE STOCK OPTION
AND APPRECIATION RIGHT PLAN

The Alpharma Inc. 1997 Incentive Stock Option and Appreciation Right Plan (the "Plan") is hereby amended effective as of October 1, 2006, as follows:

1. Section 16. of the Plan is hereby amended by adding the following to the end of the third paragraph thereof:

"Notwithstanding the foregoing, in the event that one of the above events occurs and is determined by the Committee to be an equity restructuring under FASB Statement No. 123 (revised 2004), Shareholder Based Payment, then the Committee shall make such adjustments in the nature, amount of, and price of securities subject to Benefits as are determined by the Committee to be necessary in order to prevent dilution of the Benefits."